Exhibit 99.1

Horsehead Update on Mooresboro, NC Facility

PITTSBURGH--(BUSINESS WIRE)--July 2, 2015--Horsehead Holding Corp. (NASDAQ: ZINC) today issued an update on operations at its Mooresboro, North Carolina zinc production facility. The Company reported that the facility produced approximately 3,700 tons of zinc metal in June of 2015, compared to 4,100 tons and 2,800 tons in May and April of 2015, respectively. June’s production was slowed initially while implementing certain improvements but accelerated through the latter half of the month with 2,600 of the 3,700 tons being produced since the 15th of June. Although production improved, it was primarily paced by the capacity of our process for removing impurities from the system, the so-called bleed treatment system, and by intermittent equipment reliability issues. Production for the second quarter of 2015 was approximately 10,600 tons compared to 9,700 tons for the first quarter of 2015.

Jim Hensler, the Company’s President and CEO, issued the following statement: “We are encouraged by the improvements implemented in June. We better understand the bottleneck issues in bleed treatment and we have successfully implemented measures which have allowed us to increase production. We have developed a concept for the final solution to the design limitation in bleed treatment and will be installing temporary equipment to test this concept before we engineer and install the permanent solution. Currently, the production rate is paced by the rate at which we are able to add electrodes to the cellhouse. We remain focused on ramping up to our interim goal of 75% of nameplate capacity which we still hope to achieve during the third quarter. New electrode deliveries are expected to support this ramp-up goal, and we have received and begun the installation of the additional electrodes that we noted in our June 1, 2015 press release. We are still planning to take a short outage next week to perform needed maintenance work, however, we have deferred the installation of the previously announced bypass around the first solvent extraction settler while we evaluate an alternate, lower-cost approach to control solids accumulation in the settler. Several upgrades aimed at improving the reliability of pumps, piping and control systems are scheduled to be installed in July and August. We have decided to postpone any further ramp-up activity on the lead-silver recovery circuit until the arrival and installation of new pumps and other equipment that are properly designed to efficiently operate that facility. We expect this may take several months. While the timing of achieving full zinc production cannot be predicted with certainty at this time, based on our financing sources we believe we have adequate liquidity to support the ramp-up.”

Earlier in the second quarter the Company noted that it has locked in the forward zinc price on more than 50% of expected zinc shipments at $1.01/lb for June, 2015 and $1.07/lb for the last six months of 2015.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit http://www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about operational developments and future operating levels and production rates. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212